Execution Copy

CHINACAST EDUCATION HOLDINGS LIMITED

WU SHI XING
(吴始幸)

WINTOWN ENTERPRISES LIMITED

SHANGHAI RUBAO INFORMATION TECHNOLOGY CO., LTD.
(上海如宝信息技术有限公司)

WUHAN JIYANG EDUCATION INVESTMENT CO., LTD.
(武汉市激扬教育投资有限公司)

AND

HUBEI INDUSTRIAL UNIVERSITY BUSINESS COLLEGE
(湖北工业大学商贸学院)

SHARE TRANSFER AGREEMENT

Dated: August 19, 2010

Execution Copy

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (this “Agreement”) is made on August 19, 2010 (the “Effective Date”) in Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) by and among:

(1)
ChinaCast Education Holdings Limited, a limited liability company incorporated under the laws of the British Virgin Islands, with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Purchaser”);

(2)	Wu Shi Xing (吴始幸)，a PRC citizen with PRC ID number of 330124195507252115 (the “Existing Shareholder”);

(3)
Wintown Enterprises Limited, a limited liability company incorporated under the laws of the British Virgin Islands, with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”);

(4)
Shanghai Rubao Information Technology Co., Ltd. (上海如宝信息技术有限公司), a limited liability company incorporated under the laws of the PRC, with its registered address at Suite 716-N, 710 Siping Road, Hongkou District, Shanghai (“Rubao”)

(5)
Wuhan Jiyang Education Investment Co., Ltd. (武汉市激扬教育投资有限公司), a limited liability company incorporated under the laws of the PRC, with its registered address at 634 Xiong Chu Street, Hongshan District, Wuhan (“Jiyang”);

(6)
Hubei Industrial University Business College (湖北工业大学商贸学院), an institutional legal person incorporated under the laws of the PRC, with its registered address at 634 Xiong Chu Street, Wuhan (the “College”).

The Purchaser, the Existing Shareholder, the Company, Rubao, Jiyang and the College are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

A.           The Company has a total of 50,000 authorized shares with par value US$1 per share, of which two (2) shares are issued and outstanding.  The Existing Shareholder is the legal and beneficial owner of all issued and outstanding shares of the Company, representing one hundred percent (100%) of all issued and outstanding shares of the Company prior to the Closing (as defined below) (the “Purchased Shares”);

B.           The Existing Shareholder desires to sell, and the Purchaser desires to purchase, all the Purchased Shares under the terms and conditions hereof;

C.           The Company owns hundred percent (100%) equity interest in Robao, free and clear of any Encumbrance (as defined below); Robao owns hundred percent (100%) equity interest in Jiyang, free and clear of any Encumbrance (as defined below);

D.           The College is jointly sponsored by Jiyang and Hubei Industrial University. Jiyang contributed RMB30,000,000, representing 100% of the operation capital of the College; and

E.           The College shall be engaged in the business of full-time regular higher education, and such other business activities as set out in its Civil Non-Enterprise Legal Person Certificate (the “College Principal Business”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1               Definitions.  Unless otherwise defined in this Agreement, capitalized terms used in the English version of this Agreement and terms in bold font used in the Chinese version of this Agreement shall have the following meanings:

“Action”	has the meaning set out in Section 10 of EXHIBIT D.

“Affiliate”
with respect to a specified Person means (a) in the case of an individual, such Person’s spouse and lineal descendants (whether natural or adopted) or any trust formed and maintained solely for the benefit of such Person, such Person’s spouse and/or such lineal descendants, and (b) in the case of any Person, a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agreement”	has the meaning set out in the Preamble.

“Applicable Laws” or “Applicable Law”
means, with respect to any Person, relevant provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, government approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or interpretation and administration of any of the foregoing by, any Governmental Authority, whether in effect as at the date hereof or thereafter and in each case as amended or re-enacted, applicable to such Person or any of its assets or undertakings.

“Arbitration Notice”	has the meaning set out in Section 11.4(b).

“Associate”
means with respect to any Person, (a) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Business Day”	any day (excluding Saturdays, Sundays and public holidays in Hong Kong, New York or the PRC) on which banks generally are open for business in Hong Kong, New York and the PRC.

“Centre”	has the meaning set out in Section 11.4(c).

“Closing”	has the meaning set out in Section 4.1.

“Closing Date”	has the meaning set out in Section 4.1.

“College”	has the meaning set out in the Preamble.

“College Principal Business”	has the meaning set out in the Preamble.

“Company”	has the meaning set out in the Preamble.

“Confidential Information”	has the meaning set out in Section 9.

“Constitutional Documents”
means, with respect to any Person, the certificate of incorporation, memorandum of association, articles of association, joint venture agreement, shareholders agreement, or similar constitutive documents for such Person.

“Contract”	means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, permit, or binding understanding, whether or not in writing.

“Control”
(including the correlative meanings of the terms “Controlling,” “Controlled by” and “under common Control with”) means, with respect to any Person, direct or indirect possession of the power to direct or cause the direction of the management or policies (with respect to operational or financial control or otherwise) of such Person, whether through the ownership of securities, by contract or otherwise.

“Covenantor” and “Covenantors”	have the respective meaning set out in Section 5.1.

“Disclosure Schedule”	has the meaning set out in Section 5.1.

“Dispute”	has the meaning set out in Section 11.4(a).

“Effective Date”	has the meaning set out in the Preamble.

“Encumbrance”
means (a) any mortgage, charge, pledge, lien, hypothecation, deed of trust, title retention, security interest, or other third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any Person; (b) any easement or covenant granting a right of use or occupancy to any Person; (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, right of pre-emptive negotiation, or refusal or transfer restriction in favor of any Person; (d) any adverse claim as to title, possession, or use, and includes any agreement or arrange for any of the same.

“Existing Shareholder”	has the meaning set out in the Preamble.

“Financial Statements”	has the meaning set out in Section 6(a) of EXHIBIT D.

“Governmental Official”	has the meaning set out in Section 11(d) of EXHIBIT D.

“Governmental Authority”
means any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Group Company Contracts”	has the meaning set out in Section 12 of EXHIBIT D.

“Group Companies”	means the Company, Rubao, Jiyang, the College and all other direct or indirect, current or future Subsidiaries of the foregoing, and the “Group Company” means any of the Group Companies.

“Hong Kong”	has the meaning set out in the Preamble.

“HK Dollar” or “HK$”	means the lawful currency of Hong Kong.

“Jiyang”	has the meaning set out in the Preamble.

“knowledge”
means, with respect to a Person’s “knowledge,” the actual knowledge of such Person and that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent business Person would have made or exercised in the management of his or her business affairs, including due inquiry of those officers, directors, key employees and professional advisers (including attorneys, accountants and consultants) of the Person and its Affiliates.

“Losses”
means all direct or indirect losses, liabilities, damages, deficiencies, diminution in value, suits, debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind, including all costs and expenses related thereto, including without limitation reasonable attorneys’ fees and disbursements, court costs, amounts paid in settlement and expenses of investigation, whether at law or in equity, whether known or unknown, foreseen or unforeseen, of any kind or nature.

“Material Adverse Effect”
means a material adverse effect on the condition (financial or otherwise), assets relating to, or results or prospects of operation of or business (as presently conducted and proposed to be conducted) of the Person(s) specified.

“Party” and “Parties”	have the respective meanings set out in the Preamble.

“Person”
shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture (including a sino-foreign equity joint venture or sino-foreign cooperative join venture), an unincorporated organization and a Governmental Authority.

“PRC”	means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“PRC GAAP”	means the generally accepted accounting principles of the PRC.

“Preamble”	means the preamble of this Agreement.

“Proprietary Assets”
means all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing.

“Purchaser”	has the meaning set out in the Preamble.

“Purchased Price”	has the meaning set out in Section 2.1.

“Purchased Shares”	has the meaning set out in the Recitals.

“Recitals”	means the recitals of this Agreement.

“Registered Intellectual Property”
means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority.

“Restated Articles”	means the Amended and Restated Memorandum and Articles of Association of the Company adopted on or prior to the Closing, attached hereto as EXHIBIT A.

“RMB”	means the lawful currency of the PRC.

“Rubao”	means the preamble of this Agreement.

“SAFE”	has the meaning set out in Section 3.1.

“SAFE Circular”	has the meaning set out in Section 11(c) of EXHIBIT D.

“Securities Act”	has the meaning set out in Section 5(b) of EXHIBIT D.

“Subsidiary”	means, with respect to any given Person, any other Person that is not a natural person and that is Controlled by such given Person.

“US GAAP”	means the generally accepted accounting principles of the United States of America.

“US Dollar” or “US$”	means the lawful currency of the United States of America.

1.2               Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided, (a) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under US GAAP, (c) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (e) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (f) all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (g) “include”, “includes”, “including”, and other words of similar import are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import, (h) the titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement, (i) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, and (j) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated.  This Agreement shall be construed according to its fair language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

2.	AGREEMENT TO PURCHASE AND SELL SHARES

2.1               Agreement to Purchase and Sell.  Subject to the terms and conditions hereof, the Existing Shareholder, as the sole registered holder and beneficial owner of all the Purchased Shares, hereby agrees to sell to the Purchaser, and the Purchaser hereby agree to purchase from the Existing Shareholder, on the Closing Date, all the Purchased Shares, free from any Encumbrance and together with all rights and advantages attached or accruing to them on and after the Effective Date.  Immediately after the Closing contemplated under this Agreement, the Purchaser shall own all issued shares of the Company.

3.	CONSIDERATION AND PAYMENT SCHEDULE

3.1               Consideration.  The total purchase price paid by Purchaser for the purchase of all the Purchased Shares is RMB450,000,000 or the equivalent US Dollars or HK Dollars (the “Purchase Price”), which shall be the net value to be paid by the Purchaser to the Existing Shareholder.  For the purpose of this Agreement, the foreign exchange rate for RMB against US Dollar or HK Dollar shall be the central parity of foreign exchange rate for RMB against US Dollar or HK Dollar published by the State Administration of Foreign Exchange of the PRC (the “SAFE”) at its official website www.safe.gov.cn at the respective date of payment.

3.2               Payment Schedule.

(1)	The First Payment: Within five (5) Business Days after the Effective Date, the Purchaser shall pay RMB50,000,000 or equivalent US Dollars or HK Dollars to the Existing Shareholder;

(2)
The Second Payment:  Subject to the satisfaction or waiver of all conditions specified in Section 7 hereof, the Purchaser shall pay RMB310,000,000 or equivalent US Dollars or HK Dollars to the Existing Shareholder within ten (10) Business Days after the Closing;

(3)
The Third Payment:  Within thirty (30) days commencing on August 31, 2010 and subject to the satisfaction of the conditions specified in Section 7 of EXHIBIT F before August 31, 2010 , the Purchaser shall pay RMB90,000,000 or equivalent US Dollars or HK Dollars to the Existing Shareholder.

3.3               Adjustment to the Consideration.  The Existing Shareholder shall guarantee that the PRC GAAP tax-based net profit of the College for the 2009 academic year (i.e. from September 1, 2009 to August 31, 2010) (the “2009 Net Profit”) shall not be less than RMB50,000,000.  In case of any short fall, the Purchaser is entitled to deduct the amount calculated based on the following formula from the Third Payment.

“Deduction Amount=(RMB50,000,000-2009 Net Profit) ×9”
(Currency Unit: RMB)

4.	CLOSINGS; DELIVERIES

4.1               Closing. The purchase and sale of the Purchased Shares shall take place remotely via the exchange of documents and signatures (the “Closing”) on the date of the satisfaction or waiver of all the conditions set forth in Section 7 hereto, or at such other time and date as may be mutually agreed upon by the Existing Shareholder and the Purchaser (the “Closing Date”).

4.2               Closing Deliveries.  At the Closing:

(a)            The Parties to the Agreement shall exchange duly executed signature pages to the Agreement remotely via facsimile, or by such other methods as mutually agreed by the Parties thereto;

(b)            The Company and the Existing Shareholder shall (i) deliver to the Purchaser duly executed transfer instruments (including instruments of transfer) by the Existing Shareholder in respect of the Purchased Shares purchased by such Purchaser in favor of the Purchaser or its nominees together with the original relevant share certificate(s), (ii) deliver to the Purchaser, free and clear of any Encumbrance, a new share certificate registered in its name or the name(s) of its nominee(s) as directed by the Purchaser, evidencing the number of Purchased Shares purchased by the Purchaser; (iii) enter the Purchaser in the register of members of the Company as a holder of the Purchased Shares purchased by the Purchaser, free and clear of any Encumbrance, evidencing the Purchaser’s Purchased Shares as having been duly transferred, (iv) deliver to the Purchaser a certified true copy of the register of members of the Company reflecting the transfer of the Purchased Shares purchased by the Purchaser, and (v) deliver to the Purchaser all other items required at the Closing under Section 7.1.

4.3               Ownership.  Upon the Closing, the Purchaser shall become exclusively entitled to the sole beneficial ownership of the Purchased Shares purchased by it.

5.	REPRESENTATIONS AND WARRANTIES

5.1               Representations and Warranties of Group Companies and Existing Shareholder.  The Group Companies and the Existing Shareholder (each, the “Covenantor” and collectively, the “Covenantors”), jointly and severally, hereby represent and warrant to the Purchaser, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as EXHIBIT C (which Disclosure Schedule shall be deemed to modify the representations and warranties set forth in this Agreement) and as limited in EXHIBIT D, that the representations and warranties set forth in EXHIBIT D are true as of the Effective Date and will be true as of the Closing Date (except for such representations and warranties that speak as of a particular date, in which case, such representations and warranties shall be true as of such date).

5.2               Representations and Warranties of Purchaser.  The Purchaser hereby, represents and warrants to the Company that the representations and warranties set forth in EXHIBIT E are true as of the Effective Date and will be true as of the Closing Date.

6.	COVENANTS OF COVENANTORS

The Covenantors jointly and severally covenant to the Purchaser as set forth in EXHIBIT F.

7.	CLOSING CONDITIONS

7.1               Conditions to Purchaser’ Obligations at Closing.  The obligation of the Purchaser to purchase the Purchased Shares at the Closing is subject to the fulfillment on or prior to the Closing, to the satisfaction of the Purchaser, or waiver by the Purchaser, of the conditions as set forth in EXHIBIT G.

7.2               Conditions to Existing Shareholder’s Obligations at Closing.  The obligation of the Existing Shareholder to sell the Purchased Shares at the Closing is subject to the fulfillment or waiver by the Existing Shareholder of the conditions as set forth in EXHIBIT H.

8.	INDEMNIFICATION

The Covenantors shall, jointly and severally, indemnify, defend and hold harmless the Purchaser and their respective Affiliates, together with the employees, officers, directors, managing directors and partners of the foregoing, from and against any and all Losses, directly or indirectly, arising out of, relating to, connected with or incidental to any breach of any representation, warranty, covenant or agreement made by any of the Covenantors in this Agreement.  The Covenantors shall indemnify the Purchaser to guatantee the Purchaser shall not be liable for any Losses, liabilities, obligations, responsibilities or debts, whether contractual or otherwise, or any taxes or any other undertakings of any of the Group Companies incurred from or arose out of or as a result of events which happened before the Closing.  In the event that the Purchaser and their respective Affiliates, together with the employees, officers, directors, managing directors and partners of the foregoing, incur any Losses, directly or indirectly, arising out of, relating to, connected with or incidental to any breach of any representation, warranty, covenant or agreement made by any of the Covenantors in this Agreement, the Purchaser is entitle to deduct the amount equivalent to such Losses from the unpaid Purchase Price.  The agreements in this Section 8 shall survive any termination of this Agreement.

9.	CONFIDENTIALITY AND NON-DISCLOSURE

9.1               Confidentiality.  From the Effective Date, each Party shall, and shall cause any Person who is Controlled by such Party to, keep confidential the terms, conditions, and existence of this Agreement and any related documentation, the identities of any of the Parties, and other information of a non-public nature received from any other Party or prepared by such Party exclusively in connection herewith or therewith (collectively, the “Confidential Information”) except as the Existing Shareholder and the Purchaser shall mutually agree otherwise; provided, that any Party hereto may disclose Confidential Information or permit the disclosure of Confidential Information (a) to the extent required by Applicable Law or the rules of any stock exchange; provided that such Party shall, where practicable and to the extent permitted by Applicable Law, provide the other Parties with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy; and in such event, such Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep such information confidential to the extent reasonably requested by any such other Parties, (b) to its officers, directors, employees, and professional advisors on a need-to-know basis for the performance of its obligations in connection herewith so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, (c) in the case of the Purchaser, its auditors, counsel, directors, officers, employees, shareholders, partners or investors for the purposes of purchase reporting or inter-purchase reporting so long as the Purchaser advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, and (d) to its current or bona fide prospective Purchaser, investment bankers and any Person otherwise providing substantial debt or equity financing to such Party so long as the Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof.  For the avoidance of doubt, Confidential Information does not include information that (i) was already in the possession of the receiving Party before such disclosure by the disclosing Party, (ii) is or becomes available to the public other than as a result of disclosure by the receiving Party in violation of this Section 9, or (iii) is or becomes available to the receiving Party from a third party who has no confidentiality obligations to the disclosing Party.

9.2               Press Releases. The Parties shall not make any announcement regarding the consummation of the transaction contemplated by this Agreement and any related documentation in a press release, conference, advertisement, announcement, professional or trade publication, marketing materials or otherwise to the general public without the Existing Shareholder’s and the Purchaser’ prior written consent.

10.	TERMINATION

10.1             Termination of Agreement.  Subject to other provisions herein, this Agreement and the transactions contemplated by this Agreement shall terminate upon the mutual consent in writing of the Existing Shareholder and the Purchaser.  Within five (5) days after the termination of this Agreement, the Existing Shareholder shall return the Purchase Price having been paid by the Purchaser to the Purchaser in a lump sum.

10.2             Effect of Termination.  If this Agreement is terminated pursuant to the provisions of Section 10.1 above, then this Agreement shall become void and have no further effect; provided, that no Party shall be relieved of any liability of any nature for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

10.3             Survival.  Notwithstanding any provision to the contrary, the provisions of Section 8 (Indemnification), Section 9 (Confidentiality and Non-Disclosure), this Section 10 (Termination), and Section 11.4 (Dispute Resolution) shall survive any expiration or termination of this Agreement.

11.	MISCELLANEOUS

11.1             Effectiveness; Binding Effect; Assignment.  This Agreement shall take effect upon execution by the Parties.  This Agreement shall be binding on and shall inure to the benefit of the successors, heirs, executors and administrators and assignees of the Parties hereto but shall not be capable of being assigned by any Covenantor without the prior consent in writing of the Purchaser.  This Agreement and the rights and obligations herein may be assigned and transferred by the Purchaser to any Person who has executed a deed of adherence, agreeing to be bound by this Agreement, at the Purchaser’s option.

11.2             Expenses.  All expenses and taxes incurred in connection with the transactions contemplated under this Agreement will be borne by the Party incurring such expenses and taxes.  All costs and expenses in connection with the negotiation, preparation, execution of this Agreement and obtaining the required approval, including the costs and expenses for its own legal counsel, accountant, translator and other professionals, shall be borne by the Party incurring the same.  If the Purchaser is held to have the obligations of withholding under the PRC laws, the Purchaser is entitled to be indemnified for all the taxes and expenses having been paid by the Purchaser.

11.3             Governing Law.  This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

11.4             Dispute Resolution.

(a)            Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the Parties to such Dispute.  Such consultation shall begin immediately after any Party has delivered written notice to any Party to the Dispute requesting such consultation.

(b)            If the Dispute is not resolved within fifteen (15) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any Party to the Dispute with notice to each other Party to the Dispute (the “Arbitration Notice”).

(c)            The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”).  There shall be three (3) arbitrators.  The Purchaser shall choose one (1) arbitrator, the Covenantors shall collectively choose one (1) arbitrator and the two (2) arbitrators shall jointly select the third arbitrator who shall serve as the chairman of the arbitration tribunal.  If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Centre.

(d)            The arbitration proceedings shall be conducted in English.  The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as administered by the Centre at the time of the arbitration.  However, if such rules are in conflict with the provisions of this Section 11.4, including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.4 shall prevail.

(e)            The arbitrators shall decide any Dispute submitted by the Parties strictly in accordance with the substantive law of Hong Kong; provided that when the published laws of Hong Kong do not cover a certain matter, international legal principles and practices shall apply.

(f)             Each Party to the arbitration shall cooperate with the other Parties to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(g)            The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(h)            When any Dispute occurs and when any Dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(i)             The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(j)             Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(k)            During the course of the arbitration tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

11.5             Entire Agreement.  This Agreement and any transaction agreement the execution of which is contemplated hereunder and thereunder and the schedules and exhibits hereto and thereto constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior written or oral understandings or agreements with respect to the subject matter hereof and thereof.

11.6             Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party, upon delivery; (b) when sent by facsimile at the number set forth on EXHIBIT B hereto, upon receipt of confirmation of error-free transmission; (c) five (5) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Parties as set forth on EXHIBIT B hereto; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the other Parties as set forth on EXHIBIT B hereto with next Business Day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

Each Party making a communication hereunder by facsimile shall promptly confirm by telephone to the Party to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A Party may change or supplement the addresses given in EXHIBIT B, or designate additional addresses, for purposes of this Section 11.6 by giving, the other Parties written notice of the new address in the manner set forth above.

11.7             Amendments and Waivers.  Any term of this Agreement may be amended only with the written consent of the Existing Shareholder and the Purchaser.  Any amendment or waiver effected in accordance with this Section 11.7 shall be binding upon all Parties hereto, and their respective permitted assigns.

11.8             Delays or Omissions.  No delay or omission in exercising any right, power or remedy accruing to any Party hereto, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or by law or otherwise afforded to any Party shall be cumulative and not alternative.

11.9             Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties.  In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

11.10           Survival of Representations and Warranties.  The representations and warranties of the Covenantors as set forth in EXHIBIT D shall be deemed being made as of the Effective Date and the Closing Date, and shall remain true, correct and effective after the Closing Date with respect to the facts and conditions existing as of the Effective Date and the Closing Date.

11.11           Language.  This Agreement has been executed in English and Chinese counterparts and the two language texts shall have equal validity and legal effect; provided that the English version shall prevail whenever there is any discrepancy between the English and the Chinese versions.

11.12           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

PURCHASER:

)
by ChinaCast Education Holdings Limited	)
)
and acting by Ron Chan	)
)
(Director))

[SIGNATURE PAGE TO SHARE TRANSFER AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

EXISTING SHAREHOLDER:

SIGNED, SEALED and DELIVERED	)
)
by WU SHI XING	)
)
the holder of the People’s Republic of China	)
)
ID Card No. 330124195507252115)

[SIGNATURE PAGE TO SHARE TRANSFER AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:

by Wintown Enterprises Limited	)
)
and acting by WU SHI XING	)
)
(Director))

[SIGNATURE PAGE TO SHARE TRANSFER AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

by Shanghai Rubao Information Technology Co., Ltd.	)
(上海如宝信息技术有限公司))
)
Company Chop	)

[SIGNATURE PAGE TO SHARE TRANSFER AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

by Wuhan Jiyang Education Investment Co., Ltd.	)
(武汉市激扬教育投资有限公司))
)
Company Chop	)

[SIGNATURE PAGE TO SHARE TRANSFER AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

EXECUTED AS A DEED	)
)
by Hubei Industrial University	)
Business Colledge
湖北工业大学商贸学院	)
)
Official Chop	)

[SIGNATURE PAGE TO SHARE TRANSFER AGREEMENT]

Execution Copy

LIST OF EXHIBITS

Exhibit A	Restated Articles

Exhibit B	Notice

Exhibit C	Disclosure Schedule

Exhibit D	Representations and Warranties of Covenantors

Exhibit E	Representation and Warranties of Purchaser

Exhibit F	Covenants of Covenantors

Exhibit G	Conditions to Purchaser’s Obligations at Closing

Exhibit H	Conditions to Existing Shareholder’s Obligations at Closing

Execution Copy

EXHIBIT A

RESTATED ARTICLES

Execution Copy

EXHIBIT B

NOTICE

For the purpose of the notice provisions contained in the Agreement, the following are the initial addresses of each party thereto:

In case of the Purchaser:

Address:	Suite 3316, 33/F One IFC, 1 Harbour View Street, Central, Hong Kong
Fax Number:	852-2811 2389
Attention:	Ron Chan

In case of the Existing Shareholder:

Address:	No.6 Lane 1618, Song Ze Main Road, Xu Jing Town, Qing Pu District, Shanghai, the People's Republic of China
Post Code:
Fax Number:	8621 68645757
Attention:	WU SHI XING

In case of the Group Companies:

Address:	No.6 Lane 1618, Song Ze Main Road, Xu Jing Town, Qing Pu District, Shanghai, the People's Republic of China
Post Code:
Fax Number:	8621 68645757
Attention:	WU SHI XING

Execution Copy

EXHIBIT C

DISCLOSURE SCHEDULE

There were account receivables from Wuhan Dongdi Prince Hotel Management Co., Ltd. (武汉东帝王子酒店管理有限公司) amounting to RMB30,494,468 and account receivables from Chen Zhuo Guo amounting to RMB4,200,000 in the financials of Jiyang, but these account receivables are not recoverable.

This disclosure is an exception and explanation made to the representations and warranties made in Section 6(f) of Exhibit D.

Execution Copy

EXHIBIT D

REPRESENTATIONS AND WARRANTIES OF COVENANTORS

1.
Organization, Standing and Qualification. Each of the Group Companies is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder.  Each of the Group Companies is qualified or licensed to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified or licensed would have a Material Adverse Effect.  None of the Group Companies and the Existing Shareholder is in receivership or liquidation; no steps have been taken to enter into liquidation; and no petition has been presented for winding up any Group Company; and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of any Group Company or the Existing Shareholder.  Rubao, Jiyang and the College have passed the annual inspection conducted by the competent registration or administration authorities each year since their inception.

2.	Capitalization.

(a)	Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(i)	Shares. A total of 50,000 authorized Shares with par value of US$1 per share, of which two (2) Shares are issued and outstanding.

(ii)
Options, Warrants, Reserved Shares.  Except for the transactions contemplated by the Agreement, there are no subscriptions, options, warrants, conversion privileges, pre-emptive or other rights or Contracts with respect to the issuance of any shares of the Company or with respect to sale by the Existing Shareholder of the Purchased Shares.  No shares (including the Purchased Shares) of the Company’s outstanding share capital, or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other Person).

(b)
Rubao’s Registered Capital.  Immediately prior to the Closing, the registered capital of Rubao is USD1,000,000, all of which has been contributed in full in accordance with its then effective articles and Applicable Law, and duly verified by a certified accountant registered in the PRC, and the verification report was timely filed with the relevant PRC Governmental Authority.  The Company owns one hundred percent (100%) of the equity interest of Rubao, which is free and clear of any Encumbrance.

(c)
Jiyang’s Registered Capital.  Immediately prior to the Closing, the registered capital of Jiyang is RMB20,000,000, all of which has been contributed in full and duly verified by a certified accountant registered in the PRC, and the verification report was timely filed with the relevant PRC Governmental Authority.  Rubao owns one hundred percent (100%) of the equity interest of Jiyang, which is free and clear of any Encumbrance.

(d)
College’s Operation Capital.  Immediately prior to the Closing, the operation capital of the College is RMB30,000,000, all of which has been contributed in full and duly verified by a certified accountant registered in the PRC, and the verification report was timely filed with the relevant PRC Governmental Authority.  The College is jointly sponsored by Jiyang and Hubei Industrial University.  Jiyang contributed RMB30,000,000, representing one hundred percent (100%) of the operation capital of the College.  The sponsor’s interest of Jiyang is free and clear of any Encumbrance.

(e)
No Encumbrance. Except for the transactions contemplated under the Agreement, none of the Covenantors or any of their respective Affiliates is a party to any Contracts by which any of them is bound or obligated to transfer or assign or create any Encumbrance on any interest, economic or otherwise, in any equity interests of any Group Company to any Person.  Except for the Agreement, there is no other Contracts between or among the Existing Shareholder and/or any other shareholders of any Group Company with respect to the ownership or voting or Control of any Group Company.

3.
Subsidiaries; Group Structure. Except as specified in this Section 3 of EXHIBIT D, and subject to Section 3 of the Disclosure Schedule, no Group Company has any Subsidiary or presently own or Control, directly or indirectly, any interest in any other Person.  The Group Companies do not maintain any offices or branches or Subsidiaries except for the office at the College.  Jiyang has transferred its complete equity interests in Wuhan Foreign Technical Worker School (武汉涉外技工学校) and Wuhan Dongdi Prince Hotel Management Co., Ltd. (武汉东帝王子酒店管理有限公司).

4.
Due Authorization.  All corporate action on the part of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of the Group Companies under this Agreement and any other agreements the execution of which is contemplated hereunder, and (b) the authorization for transfer of all of the Purchased Shares under this Agreement has been taken or will be taken prior to the Closing.  Each of the Group Companies has all requisite power and authority to execute and deliver this Agreement.  The Agreement is a valid and binding obligation of such Covenantor, enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

5.	Clean Title.

(a)
The Existing Shareholder is the sole registered holder and beneficial owner of all the Purchased Shares, and owns all rights attaching to such interest, and is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of such Purchased Shares on the terms of this Agreement and free from any Encumbrance.

(b)
The issued and outstanding share capital of the Group Companies (including the Purchased Shares) are duly and validly authorized and issued, fully paid and nonassessable (and in case of Jiyang, its registered capital has been contributed in full; in case of the College, its operation capital has been contributed in full).  All outstanding shares (including the Purchased Shares), options, warrants and other securities of the Company have been issued (and the transfer of Purchased Shares under this Agreement shall be) in full compliance with the requirements of all Applicable Laws, including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions, and the Company’s respective Constitutional Documents at the time of such issuance or transfer.

6.	Financial Statement.

(a)
Prior to the date of the Closing, the Group Companies have delivered to the Purchaser financial statements and management accounts (including balance sheet and profit and loss statement) of Jiyang as of July 31, 2010 and the College as of June 30, 2010 (collectively, the “Financial Statements”).

(b)	The Financial Statements have been prepared in accordance with PRC GAAP. None of the Group Companies has changed any of the accounting principles or practices used by it in the past.

(c)
The Financial Statements are accurate and complete in all material respects and present fairly the financial position of each Group Company as of the respective dates thereof and the results of operations of each Group Company for the periods covered thereby.  In particular, the Financial Statements reflect all debts, liabilities, and obligations of any nature whether due or to become due, (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) of the Group Companies as at June 30, 2010, and contain all necessary reserves, provisions and accruals in accordance with PRC GAAP.  The Financial Statements present an accurate picture of the net assets, financing and results of operations of the Group Companies taken as a whole in accordance with PRC GAAP as at June 30, 2010.

(d)
All transactions conducted by the Group Companies have been duly recorded on their books and in their accounting records to the extent required by PRC GAAP and other applicable local accounting provisions and regulations.  As at June 30, 2010, the Group Companies have not incurred, assumed or guaranteed any liabilities or debts of any nature (whether due, fixed, contingent or otherwise) that were material to the business of any Group Companies and were not reflected or expressly provisioned against in the Financial Statements.

(e)
Except as set forth in the Financial Statements and in the Disclosure Schedule, (i) none of the Group Companies have any liability or obligation, absolute or contingent (individually or in the aggregate), or any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed or guaranteed; (ii) no Group Company is a guarantor or indemnitor of any liability, obligation or indebtedness of any Person, (iii) the Existing Shareholder is not a guarantor or indemnitor of any liability, obligation or indebtedness of any Group Company, and (iv) none of the Covenantors has pledged or created any Encumbrance over any of its interest in the securities of any Group Company.

(f)
As of the Effective Date and the Closing Date, the Company has the sole asset of long term investment in Rubao, except for which it has no other assets or debts.  As of the Effective Date and the Closing Date, the Rubao has the sole asset of long term investment in Jiyang, except for which it has no other assets or debts.  As of the Effective Date and the Closing Date, except for the assets and liabilities reflected in the financial statements of Jiyang as of July 31, 2010 and the College as of June 30, 2010, each of Jiyang and the College has no further assets or debts.

7.
Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets, and none of its properties and assets is subject to any Encumbrance.  With respect to the properties and assets it leases, each Group Company is in compliance with each lease to which it is a party and such Group Company holds valid leasehold interests in such properties and assets.

8.	Status of Proprietary Assets.

(a)
Each Group Company (i) has independently developed and owns free and clear of any Encumbrance, or (ii) has a valid right or license to use, all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and as proposed to be conducted and without any conflict with or infringement of the rights of others.  Section 8 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of each Group Company.  Each of the Group Companies has taken all steps it reasonably considers necessary (including registrations with, or applications to register with, the appropriate Governmental Authority) to perfect or protect its actual and alleged Proprietary Assets and such Proprietary Assets are valid and enforceable.

(b)
There are no outstanding options, licenses, Contracts or rights of any kind granted by any Group Company or any other Person relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, Contracts or rights of any kind with respect to the Proprietary Assets of any other Person, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software.

(c)
No Covenantor has received any communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other Person, nor, to the best knowledge of the Covenantors is there any reasonable basis therefor.  To the best knowledge of the Covenantors, no other Person is infringing any Proprietary Assets of any Group Company.

(d)
None of the Existing Shareholder nor any of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent the Existing Shareholder or such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company.  Neither the execution nor delivery of the Agreement, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will, to the best knowledge of the Covenantors, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such employees is now obligated.  No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company.

9.	Material Contracts and Obligations.

(a)
All Contracts, indebtedness, liabilities and other obligations to which a Group Company is a party or by which it is bound, that (i) are material to the conduct and operations of such Group Company’s business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of such Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology (except licenses granted in the ordinary course of business), other than agreements entered into by or on behalf of any Group Company in the ordinary course of business, are disclosed in Section 9 of the Disclosure Schedule and have been made available for inspection by the Purchaser and their counsel.  Such Contract, indebtedness, liabilities and obligations are valid and binding, in full force and effect and enforceable against such Group Company in accordance with its terms.  None of the Group Companies is not in default or breach under any of such Contract, indebtedness, liabilities and obligations.

(b)
For purposes of this Section 9 of the Disclosure Schedule, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$1,000,000 or that extend for more than one (1) year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not entering into in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company (other than licenses granted in the ordinary course of business or licenses for commercially readily available “off the shelf” computer software) or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect on any Group Company.

(c)
There are no outstanding or potential debts and liabilities in connection with or arising out of Wuhan Dongdi Prince Hotel Management Co., Ltd. (武汉东帝王子酒店管理有限公司) and Beijing Golden Castle Culture Transmission Co., Ltd. (北京金色城堡文化传播有限公司).

(d)
The stock trading account with Greatwall Securities (长城证券) was opened by Jiyang on behalf of Chen Zhuo Guo (陈卓国), and the trading of shares via such account was solely controlled by Chen Zhuo Guo (陈卓国) and Jiyang had no control or influence at all.  Any gain or loss arising from this account were taken up by Chen Zhuo Guo (陈卓国) and were not related to Jiyang.  The account was closed on Jul 23, 2010.

10.
Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation (the “Action”) pending or, to the best knowledge of the Covenantors, currently threatened, against any of the Group Companies, any Group Company’s activities, properties or assets, or, to the best knowledge of the Covenantors, against any officer, director or employee of a Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken for or on behalf of, the Group Company or otherwise.  To the best knowledge of the Covenantors, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect on any Group Company.  None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

11.	Compliance with Laws; Consents and Permits.

(a)	None of the Group Companies is in violation of any Applicable Law in respect of its formation or the conduct of its business or the ownership of its properties.

(b)
All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any Governmental Authority or any third party, which are required to be obtained or made by each Covenantor in connection with the consummation of the transactions contemplated under the Agreement shall have been obtained or made prior to and be effective as of the Closing.  Each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, which are in full force and effect, and the absence of which would reasonably be expected to have a Material Adverse Effect.  None of the Group Companies is in default under any of such franchise, permit, license or other similar authority.

(c)
The Existing Shareholder shall fully comply with all legal requirements with respect to his direct or indirect holding of the Purchased Shares or other equity interests in the Group Companies on a continuing basis, including but not limited to registering such shareholding with the SAFE, in a timely manner, as required under the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Financing and Inbound Investment through Offshore Special Purpose Companies by PRC Residents (《关于境内居民通过境外特殊目的公司境外融资及返程投资外汇管理有关问题的通知》) (the “SAFE Circular”) if it is applicable, and any other applicable requirements imposed by the PRC Governmental Authorities, and obtaining all necessary consents, approvals, permits and registrations in connection therewith.  Without limiting the generality of the preceding sentence, the Existing Shareholder shall have filed for registration and received approvals from the SAFE Shanghai Branch pursuant to the SAFE Circular and other relevant circulars issued by the SAFE prior to the Closing Date in relation to the holding of equity interest of the Existing Shareholder and his direct or indirect holding of the Purchased Shares and other equity interests in the Group Companies.

(d)
For purposes of this subsection, “Government Official” means (i) a governmental official or (ii) an officer, employee or Person acting in an official capacity for or on behalf of a government, Governmental Authority or public international organization.  No Covenantor or any director, officer, agent, employee or representative or any other Person associated with or acting for or on behalf of the foregoing has (A) offered to pay, paid, promised to pay, or authorized the payment of any money, or (B) offered to give, given, promised to give, or authorized the giving of any gift, to any Government Official or political party or official thereof or any candidate for political office (or a Person that a Covenantor would reasonably expect to deliver such money or gift to a Government Official or political party or official thereof or any candidate for political office) for the purpose of:

(i)
(x) influencing any act or decision of such Government Official or political party or official thereof or any candidate for political office, (y) inducing a Government Official or political party or official thereof or any candidate for political office to do or omit to do any act in violation of the lawful duty of such Government Official or political party or official thereof or any candidate for political office, or (z) securing any improper advantage; or

(ii)
inducing such Government Official or political party or official thereof or any candidate for political office to use his or her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to help a Covenantor obtain, retain business for or with, or direct business to the Covenantor.

12.
Non-Contravention.  None of the Group Companies or the Existing Shareholder is in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of (a) any term of the Constitutional Documents of such Group Company, or (b) in any material respect any term or provision of any Contract to which such Group Company or the Existing Shareholder is a party or by which it may be bound (the “Group Company Contracts”) or (c) any provision of any judgment, decree, order or Applicable Law applicable to or binding upon such Group Company or the Existing Shareholder.  None of the activities, Contract, or rights of any Group Company or the Existing Shareholder is ultra vires or unauthorized.  The execution, delivery and performance of and compliance with the Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in any such violation, breach or default, or conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Constitutional Documents of any Group Company or any Group Company Contract, or a violation of any Applicable Law, or an event which results in the creation of any Encumbrance (or any obligation to create any Encumbrance) upon any asset of any Group Company or the Existing Shareholder.

13.
Disclosure.  Each of the Covenantors has provided the Purchaser with all the information that the Purchaser have requested for deciding whether to purchase the Purchased Shares and all information that each of the Covenantors believes is reasonably necessary to enable the Purchaser to make such decision.  No representation or warranty by the Covenantors in the Agreement and no information or materials provided by the Covenantors to the Purchaser in connection with the negotiation or execution of the Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading, including without limitation the Financial Statements and any information contained therein.

14.
Registration Rights.  Except as provided in the Agreement, none of the Covenantors has granted or agreed to grant any Person any registration rights with respect to, nor is the Company obliged to list or register, any of the Company’s shares or the equity interests of Jiyang on any securities exchange.

15.
Activities Since Financial Statements.  Since the date of the Financial Statements (i.e. June 30, 2010), (a) each Group Company has conducted their respective businesses in ordinary course, in substantially the same manner in which they had been previously conducted, (b) there has been no event or condition of any character which might have a Material Adverse Effect on any Group Company, and (c) there has been no material adverse changes regarding the financial positions of each Group Company as compared to their respective financial positions as of June 30, 2010.

16.	Tax Matters.

(a)
Each of the Group Companies has timely filed all tax returns and reports as required by Applicable Law.  Such tax returns and reports are true and correct in all material respects.  All taxes actually assessed against each of the Group Companies (whether or not shown on any tax return or report) have been paid on or prior to the due date for such taxes.  None of Group Companies is currently the beneficiary of an extension of time within which to file any tax return or report with any applicable taxing authority.

(b)
There has been no deficiency for taxes assessed against any of the Group Companies by any taxing authority and no circumstances exist, to the knowledge of the Covenantors that would reasonably be expected to cause any Group Company to be assessed for a material tax deficiency.

(c)
Before the Third Payment, the College does not and will not pay any income tax, profit tax or other similar taxes or expenses.  In case of any breach of this section and the College is required by competent Government Authorities to pay any taxes or incurs any Losses as a result a punishment, the Purchaser is entitled to deduct the amounts equivalent to such taxes or Losses from the Third Payment.  The Existing Shareholder shall indemnify the Purchaser against the actual taxes and Losses if the actual taxes and Losses exceed the Third Payment.

17.	Interested Party Transactions.

Each of the Covenantors jointly and severally covenant (and shall procure each of the other Group Companies to covenant) to the Purchaser that:

(a)
None of the Existing Shareholder or the officer, employee or director of a Group Company, or any Affiliate or Associate of any such Person has any Contract, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits).

(b)
Neither any officer, employee or director of a Group Company, nor any Affiliate or Associate of any such Person has any direct or indirect ownership interest in any firm or corporation with which a Group Company or Existing Shareholder is affiliated or with which a Group Company or Existing Shareholder has a business relationship, or any firm or corporation that competes with a Group Company.  Neither any Existing Shareholder nor any of his or her Affiliate or Associate has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company (other than other Group Companies).

(c)
None of the Existing Shareholder or the officer, employee or director of a Group Company, or any Affiliate or Associate of any such Person has had, either directly or indirectly, a material interest in: (i) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any Contract to which a Group Company is a party or by which it may be bound or affected.

(d)	All transactions entered or to be entered into by any Group Company shall be “arm-length” transactions.

18.
Employee Matters.  Each Group Company has complied in all material aspects with all applicable employment and labor laws.  To the best knowledge of the Covenantors, none of the Group Company’s officers or key employees intends to terminate his or her employment with such Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee.  None of the Group Companies is a party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.  Unless disclosed in Section 18 of the Disclosure Schedule, neither the Existing Shareholder nor the key employees of any Group Company are involved in any daily business, operation, management and administration of any entity other than the Group Companies.  Each of the key employees of the Group Companies and the Existing Shareholder has devoted his/her full business efforts and time to the Group Companies, and the performance of his/her duties to the Group Companies will not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which he/she is a party or is otherwise bound.

19.
No Other Business.  The Company was formed solely to acquire and hold an equity interest in Rubao, and the sole business of Rubao is to hold an equity interest in Jiyang.  Since its formation, the Company has not been engaged in any other business and, subject to Section 6 of EXHIBIT D, has not incurred any liability.  Jiyang is a pure holding company to acquire and hold the sponsor’s interest in the College and it has not engaged in any other business except for the business of the College, and subject to Section 6 of EXHIBIT D, has not incurred any liability.  Since the establishment, the College is engaged solely in the College Principal Business and has no other activities.

20.
Financial Advisor Fees.  There exists no Contract between any Group Company or any of its Affiliates and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

21.	Other Representations and Warranties Relating to Rubao, Jiyang and the College.

(a)
The Constitutional Documents and certificates and related contracts and agreements of each of Rubao, Jiyang and the College are valid and have been duly approved or issued (as applicable) by the competent PRC Governmental Authorities.

(b)
All consents, approvals, authorizations or licenses required under PRC Applicable Law for the due and proper establishment and operation of each of Rubao, Jiyang and the College have been duly obtained from the relevant PRC Governmental Authorities and are in full force and effect and have passed the annual inspection or other examinations required by Applicable Laws.

(c)
All filings and registrations with the PRC Governmental Authorities required in respect of each of Rubao, Jiyang and the College and its operations, including but not limited to the registrations with the commerce administrations, the industry and commerce administration, the administration foreign exchange administrations, education administrations, institution administrations, tax bureau and customs authorities have been duly completed in accordance with the relevant PRC Applicable Laws and are in full force and effect and have passed the annual inspection or other examinations required by Applicable Laws.

(d)
The registered capital of each of Rubao, Jiyang and the operation capital of the College have been fully paid up.  The Company legally holds and beneficially owns hundred percent (100%) of the equity interest in Rubao, free from any Encumbrance.  Rubao legally holds and beneficially owns hundred percent (100%) of the equity interest in Jiyang, free from any Encumbrance. The College is jointly sponsored by Jiyang and Hubei Industrial University.  Jiyang contributed RMB30,000,000, representing one hundred percent (100%) of the operation capital of the College.  Jiyang’s sponsor’s interest in the College is free and clear of any Encumbrance.  There are no outstanding rights, or commitments made by Rubao, Jiyang and the College to sell any of its equity interest or sponsor’s interest.

(e)
None of Rubao, Jiyang and the College is in receipt of any letter or notice from any relevant Governmental Authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(f)
Each of Rubao, Jiyang and the College has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance in all material aspects with all Applicable Law and with all requisite licenses, permits and approvals granted by the competent PRC Governmental Authorities.

(g)
In respect of approvals, licenses or permits requisite for the conduct of any part of the business of Rubao, Jiyang and the College which are subject to periodic renewal, none of the Covenantors has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC Governmental Authorities.

(h)
With regard to employment and staff or labor management, each of Rubao, Jiyang and the College has complied with all PRC Applicable Laws in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

(i)
The College has been conducting the adjustment required by Applicable Laws (including without limitation, the Measures for Establishment and Administration of Independent College (《独立学院设置与管理办法》) promulgated by the Ministry of Education of the PRC as of April 1, 2008) and will apply for examination and acceptance to competent Government Authorities within the period specified under the Applicable Laws.

(j)
The College has lawful title to its properties and assets (including without limitation, the land use rights, buildings and other real estates or movable properties) and lawfully obtained the land use right certificate, building ownership certificate and other title certificates.  Any of its properties or assets is free and clear of any Encumbrance.

22.
Minute Books.  The internal records of each Group Company contain a complete summary of all material meetings and actions taken by directors and equity interest holders of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

EXHIBIT E

REPRESENTATIONS AND WARRANTIES OF PURCHASER

1.
Due Organization.  The Purchaser is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment.

2.
Authorization. The Purchaser has all requisite power, authority and capacity to enter into the Agreement to which it is a party, and to perform its obligations hereunder and thereunder.  The Agreement has been duly authorized, executed and delivered by the Purchaser.  The Agreement to which it is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against it in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) the effect of rules of law governing the availability of equitable remedies.

3.
Purchase for Own Account. The Purchased Shares will be acquired for the Purchaser’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

EXHIBIT F

COVENANTS OF COVENANTORS

1.
Corporate Actions.  Except as required by this Agreement, no resolution of the directors, owners, or shareholders of any of the Group Companies shall be passed, nor shall any Contract be entered into, in each case, prior to the Closing without the prior written consent of the Purchaser, except that each of the Group Companies may carry on its respective business in the same manner as heretofore and may pass resolutions and enter into Contracts for so long as they are effected in the ordinary course of business.

2.	Conduct of Business. Between the Effective Date and the Closing Date, each Group Company shall conduct its respective business in the ordinary course, unless otherwise contemplated by the Agreement.

3.
Notice of Changes.  Between the Effective Date and the Closing Date, if any of the Covenantors becomes aware of any fact or event that would cause the representations and warranties of the Covenantors set forth in EXHIBIT D to (a) fail to be true and correct in all material respects, or (b) be materially misleading, such Covenantor shall give immediate written notice thereof to the Purchaser in which event the Purchaser may within fifteen (15) Business Days after receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Purchaser may have under this Agreement or Applicable Law.  In such case, each of the Covenantors shall jointly and severally indemnify the Purchaser against all Losses incurred by them in connection with the negotiation, preparation and termination of the Agreement.

4.
Further Assurance.  From the Effective Date, each of the Covenantors shall jointly and severally (a) cooperate with the Purchaser to provide all due diligence requested by the Purchaser; (b) take all necessary or appropriate corporate and other actions to consummate the transactions contemplated by this Agreement, including the satisfaction of the closing conditions set forth in the Agreement; and (c) do and perform, or cause to be done and performed, all such further acts, and execute and deliver all such other agreements, certificates, instruments and documents required to give effect to the terms and intent of this Agreement.

5.
Non-Compete Covenants.  From the Closing Date, the Existing Shareholder shall not, and shall procure none of his or her or its Affiliate or Associate will, directly or indirectly, either by himself or herself or itself or in conjunction with or through any other Person, engage or participate in or be connected with or be interested in any business competing with the business of any Group Company.

6.	Fulfillment of Closing Conditions. Each of the Covenantors shall use their best efforts to fulfill each of the closing conditions set forth in Section 7.1 of this Agreement.

7.
Other Business.  Any Group Company shall have no interest or relationship with the business of Wuhan Foreign Technical Worker School (武汉涉外技工学校) and Wuhan Dongdi Prince Hotel Management Co., Ltd. (武汉东帝王子酒店管理有限公司) after the Closing.

EXHIBIT G

CONDITIONS TO PURCHASER’S OBLIGATIONS AT CLOSING

1.
Representations and Warranties. The representations and warranties made by the Covenantors in EXHIBIT D hereof shall be true and correct and complete in all respects, as of the Effective Date and as of the Closing Date, with the same force and effect as if they were made on and as of such date.

2.
Performance of Obligations.  Each of Covenantors shall have performed and complied with all agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with by it on or before the Closing.  The Existing Shareholder and the Company shall have delivered each of the items that are required to be delivered by it under Section 4 of this Agreement.

3.
Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated under this Agreement and all documents and instruments incident to such transactions shall be completed and reasonably satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.  Without limiting the generality of the foregoing, (a) the Company shall deliver to the Purchaser a certified true copy of the written resolutions of the director and of sharholder of the Company approving, among other things, (i) the execution and performance of the Agreement ; (ii) the entry of the Purchaser as a member of the Company in respect of the Purchased Shares in its register of members; and (iii) the transfer of the Purchased Shares under this Agreement, and (b) each of Rubao, Jiyang and the College shall deliver to the Purchaser a certified true copy of the written resolutions or minutes of meeting of the board of directors and of the shareholders, among other things, the execution and performance of the Agreement.

4.	No Material Adverse Effect. Since the Effective Date, no Group Company has suffered a Material Adverse Effect.

5.
Compliance Certificate.  Each of the Covenantors shall deliver to the Purchaser a certificate, dated the Closing Date, signed by the Existing Shareholder, the director of the Company, the legal representative of each of Rubao, Jiyang and the College, certifying that conditions set forth in this EXHIBIT G have been fulfilled.

6.	Execution of Agreement. Each party (other than the Purchaser) to the Agreement shall have duly executed and delivered to the Purchaser the Agreement.

EXHIBIT H

CONDITIONS TO EXISTING SHAREHOLDER’S OBLIGATIONS AT CLOSING

1.
Representations and Warranties.  The representations and warranties of the Purchaser contained in EXHIBIT E hereof shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

2.	Execution of Agreement. The Purchaser shall have executed and delivered to the Company the Agreement.